FOR IMMEDIATE RELEASE

         Contact:                           Carl Ferenbach                      George Bayly
                                            Co-Chairman                         Chief Executive Officer
                                            U.S. Can Corporation                and Co-Chairman
                                            617-227-0050                        U.S. Can Corporation
                                                                                630-678-8039

                                       U.S. CAN ANNOUNCES MANAGEMENT CHANGES

         LOMBARD, ILLINOIS, April 22, 2004 - U.S. Can announced today that George V. Bayly has been named Chief
Executive Officer of U.S. Can Corporation.  John Workman will step down from his position as Chief Executive
Officer after successfully fulfilling the Company's management needs for the past 18 months.

         Mr. Bayly has spent the past year working closely with the U.S. Can management team as Co-Chairman of the Company helping to drive key initiatives for the Company. From 1991 to 2002 he served as Chairman, President and Chief Executive Officer for Ivex Packaging Corporation, Lincolnshire, IL. During that time, Mr. Bayly grew the Company's revenue from $200 million to $1.1 billion.  Previously, Mr. Bayly was CEO of Olympic Packaging,
Inc., a $20 million packaging company, which he joined in 1986.  Over the next four years, the Company's revenue
and EBITDA tripled.   Mr. Bayly will oversee the daily operations of U.S. Can effective April 22nd.

         Board of Directors' Co-Chairman, Carl Ferenbach, noted that George Bayly is a highly experienced executive and his willingness to serve as CEO is important for the Company's success.

         "George Bayly is a recognized and respected business leader with extensive experience in the packaging industry," said Ferenbach.  "Under his leadership, Ivex Packaging Corporation became a very successful and enormously profitable company.  George is very familiar with the opportunities at U.S. Can, and as CEO, will help us position the Company for the future."

         In response to John Workman's resignation, Ferenbach noted, "John Workman filled a management gap at a most critical time for the Company.  He along with the management team effectively stabilized the business during this time, helped improve results, and strategically positioned the Company to move to the next level; we thank
John for his good work and wish him success in his new endeavors."

         U.S. Can is a leading manufacturer of steel containers for personal care, household, automotive, paint, industrial and specialty products in the United States and Europe.

         Certain statements  in this  release  constitute  "forward-looking  statements"  within the meaning of the Federal securities laws. Such statements  involve known and unknown risks and  uncertainties  which may cause the Company's actual  results,  performance  or  achievements  to be materially  different  than future results,  performance or achievements  expressed  or  implied in this  release.  By way of example and not limitation  and in no  particular order, known risks and uncertainties  include our substantial debt and ability to generate  sufficient cash flow to service  this  debt;  the  timing  and  cost of  plant  closures;  the level of cost  reduction  achieved  through restructuring;  the success of new  technology;  the timing of, and synergies  achieved  through,  integration  of acquisitions;  changes in market  conditions or product  demand;
loss of important  customers or volume;  downward product  price  movements;  changes in raw material  costs and currency  fluctuations.  In light of these and other risks and uncertainties, the inclusion of a forward-looking statement in this release should not be regarded as a representation by the Company that any future results, performance or achievements will be attained.